Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Unisys Corporation of our report dated March 1, 2023 relating to the financial statements and financial statement schedule, which appears in Unisys Corporation's Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

May 7, 2024